Exhibit 99.1

For Immediate Release

Contact:	John C. Roman
President and Chief Executive Officer
(203) 720-5000

Naugatuck Valley Financial Corporation Announces Stock Offering Results

and Expected Closing Date

Naugatuck, CT; June 27, 2011 – Naugatuck Valley Financial Corporation (the “Company”) (Nasdaq: “NVSL”) announced today the results of the stock offering in connection with the “second step” conversion of its mutual holding company parent, Naugatuck Valley Mutual Holding Company (the “MHC”). The closing of the conversion and offering, which is expected to occur on June 29, 2011, is subject to the satisfaction of customary closing conditions.

As a result of the conversion and offering, both the Company and the MHC will cease to exist and a newly-chartered Maryland corporation, also known as “Naugatuck Valley Financial Corporation” (“New Naugatuck Valley Financial Corporation”), will become the parent holding company of Naugatuck Valley Savings and Loan (the “Bank”) and will be wholly owned by public shareholders.

A total of 4,173,008 shares of common stock, which falls between the midpoint and the maximum of the offering range, are expected to be sold in the subscription and community offerings at a price $8.00 per share, including 250,380 shares to be purchased by the Bank’s Employee Stock Ownership Plan. In addition, as part of the conversion, each outstanding share of Company common stock owned by public shareholders (i.e., shareholders other than the MHC) as of the closing date will be converted into the right to receive 0.9978 share of New Naugatuck Valley Financial Corporation common stock in exchange for each share of Company common stock. This exchange ratio ensures that, upon the closing of the conversion and offering, the public shareholders will hold approximately the same aggregate percentage ownership interest in New Naugatuck Valley Financial Corporation as they held in the Company before the closing of the transaction. Cash will be issued in lieu of fractional shares based on the offering price of $8.00 per share. Upon closing, New Naugatuck Valley Financial Corporation’s total outstanding shares are expected to be 7,002,854 shares.

It is expected that the Company’s common stock will continue to trade on the Nasdaq Global Market under the trading symbol “NVSL” through June 29, 2011. Beginning on June 30, 2011, the common shares of New Naugatuck Valley Financial Corporation are expected to trade on the Nasdaq Global Market under the trading symbol “NVSLD” for a period of 20 trading days, after which the trading symbol will be “NVSL”.

New Naugatuck Valley Financial Corporation’s transfer agent expects to mail stock certificates on or about June 29, 2011 to persons who purchased common stock in the subscription and community offerings.

On or about July 5, 2011, New Naugatuck Valley Financial Corporation’s exchange agent will mail a Letter of Transmittal to shareholders of the Company who own shares of Company common stock in certificated form. Upon returning a properly completed Letter of Transmittal to the exchange agent, those shareholders will receive certificates for their shares of New Naugatuck Valley Financial Corporation common stock, along with a check for cash in lieu of fractional shares. Shareholders of the Company who hold shares of Company common stock in street name will automatically receive their shares of New Naugatuck Valley Financial Corporation common stock and cash in lieu of fractional shares within their Investment accounts.

Stifel, Nicolaus & Company, Incorporated acted as financial advisor and marketing agent to Naugatuck Valley Financial Corporation. Kilpatrick Townsend & Stockton LLP acted as legal counsel to Naugatuck Valley Financial Corporation.

About the Company and the Bank

Naugatuck Valley Financial Corporation is the holding company for Naugatuck Valley Savings and Loan. In addition to its main office in Naugatuck, the Bank operates nine other branch offices in Southwestern Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area.

Warning About Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

Press Release Not Deemed an Offer

A registration statement relating to the common stock of New Naugatuck Valley Financial Corporation has been filed with the U.S. Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by means of the written prospectus forming part of the registration statement.

Common Stock Not Insured

The shares of common stock of New Naugatuck Valley Financial Corporation are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.